Exhibit 10.2

Fairness Opinion of the Conversion of Debt to
Class A Common Shares
of
Le@p Technology, Inc.

Valuation Date: March 15, 2006
Report Date: March 17, 2006

Report by:

1900 Corporate Blvd., Suite 305-W, Boca Raton, FL 33431
(561)241-9921

8.0 DETERMINATION OF VALUE		26

9.0 CONCLUSION		27

ASSUMPTIONS AND LIMITING CONDITIONS		28

APPRAISER’S CERTIFICATION		29

APPRAISER’S QUALIFICATIONS		30

APPENDIX I:	AUDITED FINANCIAL STATEMENTS FOR THE TWO YEARS ENDED DECEMBER 31, 2005

	UNAUDITED FINANCIALS FOR THE TWO MONTHS ENDED FEBRUARY 28, 2006

	SCHEDULE 14A INFORMATION STATEMENT FILED APRIL 11, 2005

APPENDIX II:	ECONOMIC AND PUBLIC SHELL TRANSACTION DATA

APPENDIX III:	FUNDING COMMITMENT AGREEMENT

APPENDIX IV:	SUPPORTING SCHEDULES

March 17, 2006

PRIVATE AND CONFIDENTIAL

Board of Directors of
Le@p Technology, Inc.
Mr. Tim Lincoln, Acting Principal Executive Officer
5601 N. Dixie Hwy., Suite 411
Ft. Lauderdale, FL 33334

Dear Mr. Lincoln:

Re: Fairness Opinion

1.0 INTRODUCTION

Stenton Leigh Valuation Group, Inc. (“SL”) has been requested to provide Le@p Technology, Inc. (“LTI” or the “Company”) with an independent Fairness Opinion of the decision by the Board of Directors of LTI to terminate certain funding commitments made by Dr. M. Lee Pearce to LTI on September 30, 1999, as amended on March 30, 2000, in conjunction with Dr. Pearce’s offer to convert his outstanding debt in the approximate amount of $3.14 million into shares of the Company’s Class A Common Stock at a price of $0.10 per share, which transactions shall take place on or about March 15, 2006 (the “Valuation Date”) or any other date selected by LTI’s Board of Directors, with our Opinion intended to assess fairness to the minority shareholders of the Company.

The purpose of this Independent Valuation Opinion is to be used as background information for use by the Board of Directors of the Company in its decision to issue additional shares for the conversion of Dr. Pearce’s debt.

This Valuation Opinion Report (“Report”) is to be used only for the purpose outlined herein. This Report should not otherwise be reproduced without the prior written consent of SL.

1.1 Fair Value

Fair Value is defined in SFAS 123R as:

The amount at which an asset (or liability) could be bought (or incurred) or sold (or settled) in a current transaction between willing parties, that is, other than in a forced liquidation or sale.

1900 NW Corporate Blvd., Suite 305-West Boca Raton, FL 33431 Phone (561) 241-9921

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 2

2.0 SUMMARY

According to the information and documents reviewed, the explanations and forecasts provided to us, the assumptions on the Company’s business at the Valuation Date, the other assumptions set out in this Report, and subject to the restrictions and qualifications noted herein, in our Opinion, the value conversion price of $0.10/share is fair to the minority shareholders of LTI.

3.0 RESTRICTION AND DISCLAIMER

This Report is not intended for general circulation or publication, nor is it to be reproduced or used for any purpose other than that defined above without our written permission in each specific instance. We do not assume any responsibility or liability for losses occasioned users of this Report, other than those responsibilities or liabilities outlined in our engagement letter with the Company. We reserve the right to review all calculations included or referred to in this Report and, if we consider it necessary, to revise our estimate in light of any new facts, trends or changing conditions existing at any date prior to or at the Valuation Date which become apparent to us subsequent to the date of this Report.

4.0 UNIFORM STANDARDS OF PROFESSIONAL APPRAISAL PRACTICE

Standards have established the minimum basis for the development of and the reporting of an appraisal. The standards are intended to aid users of appraisal services as well as set minimum requirements for appraisal practitioners.

These standards are based on the original Uniform Standards of Professional Appraisal Practice (“USPAP”) developed in 1986-87 by the Ad Hoc Committee on Uniform Standards and copyrighted in 1987 by The Appraisal Foundation. Prior to the establishment of the Appraisal Standards Board in 1989, the USPAP had been adopted by major appraisal organizations in North America and became recognized as the generally accepted standards of appraisal practice.

Uniform Standards are the rules under which professional appraisers will work. The Standards are contained in a living document and, therefore, are subject to continual updating and change. The appraisers are required to keep current with the changes. A synopsis, brief reading or review of the standards will not suffice, and an appraiser must study, understand, obtain clarification of, comply and keep current with, and incorporate the standards into all appraisal practice.

The Appraisal Qualification Board (“AQB”) has the function of establishing minimum qualifications for appraisers for state licensing and certification. The AQB establishes educational testing standards.

The Appraisal Standard Board (“ASB”) has the function of promoting the acceptance and implementation of the Uniform Standards of Professional Appraisal Practice. The ASB sets the rules for developing an appraisal and communicating its results. USPAP sets the professional standards for all appraisals and all disciplines.

Standards 9 and 10 pertain to business valuations. Standards Rule 9-4 specifies the major requirements of a business appraisal. This Report analyzes the appropriate approach to value and as set out herein is the background information as required under USPAP.

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 3

5.0 SCOPE OF REVIEW

The scope of our assignment included discussions, meetings, reliance and review of the following:

A.

Audited financial statements for the two years ended December 31, 2005 and unaudited financials for the two months ended February 28, 2006 for LTI including Schedule 14A Information Statement filed April 11, 2005, all included in Appendix I;

B.	Information on the Company’s market and outlook at the Valuation Date;

C.

Relevant external and internal public information including economic, investment, industry, public market and transaction data as a background against which to assess findings specific to the business were considered, included in Appendix II;

D.	Discussions with management of the Company;

E.	The existence of major contracts both existing and anticipated in the very near future, if any, were discussed with management, and any features or factors that may have an influence on value;

F.	Review of general financial market data that may affect the conversion price;

G.	Reviewed the Funding Commitment Agreement and the effect of conversion, included in Appendix III;

H.

Reviewed publicly available financial information and other data with respect to LTI, including the Annual Report on Form 10-KSB for the year ended December 31, 2004 and the Quarterly Report on Form 10-QSB for the nine months ended September 30, 2005;

I.	Reviewed and analyzed certain financial characteristics of publicly-traded companies that were deemed to have characteristics comparable to LTI; and,

J.	Reviewed and discussed with public market participants transactions in public “Shell” companies, selected information is included in Appendix IV.

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 4

6.0 BACKGROUND

6.1 Overview

6.1.1 Business

On January 10, 2005, the Company disposed of its most significant investment in a Partner Company –Healthology, Inc. (“Healthology”) – resulting in the receipt by the Company of more than $3,300,000 in cash plus 17,347 shares of restricted common stock of iVillage Inc. (“iVillage”). In light of this increase in funds available for investment, on March 16, 2005 the Board of Directors of the Company decided to actively seek opportunities for the Company to make new investments or acquisitions, whether in health care, life sciences or other industries, but only in the form of controlling interests in the companies invested in or acquired or other types of investments which would not cause the Company to be required to register as an investment company pursuant to the Investment Company Act of 1940, as amended (the “’40 Act”). The Company may also make other acquisitions or investments outside of its normal business plan in order to achieve other objectives, including investments necessary to maintain its exclusion from regulation as an investment company under the ’40 Act.

The Company has written off its existing investments in its Partner Companies over the last few years. The Company believes that the activities of its initial Partner Companies were adversely affected by, among other things, the general economic slowdown in the United States economy and the September 11, 2001 terrorist attacks on the United States.

At the present time, the Company intends to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended, and consequently, intends to make all requisite filings, including its Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB.

As of December 31, 2005, the only significant noncurrent assets of the Company are the 17,347 shares of restricted common stock of iVillage received in connection with the disposition of its investment in Healthology and its ownership of certain land in Broward County, Florida (the “Real Property”). The Real Property is zoned light industrial and consists of approximately one and one-third acres. The Company entered into a two year lease (with an additional one year option) of the property to an unrelated party effective July 10, 2005.

Prior to September 26, 2002, Le@P Technology, Inc. (“Le@P” or the “Company”) focused on the acquisition of, and strategic investments in, companies providing services in health care and life sciences (with particular emphasis on information technology companies). Emerging companies into which the Company invested during this period are sometimes referred to herein as “Partner Companies.” On September 26, 2002, after an ongoing reevaluation by management and the Board of Directors of the Company’s operating strategy and in light of difficulties associated with investment in emerging companies and the significant decline in market value or failure of many of such companies, the Board of Directors determined to cease for the foreseeable future investigating or consummating further investment and acquisition opportunities.

6.1.2 Competition

Le@P operates in a highly competitive, rapidly evolving business environment for the identification of prospects for future acquisition or investment. Competitors include a wide variety of companies, investment funds and other organizations, many with greater financial and technical resources than Le@P. Competitors for acquisition or investment included public and private venture capital firms and private equity funds, mutual funds and private individuals.

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 5

6.1.3 Investment in Healthology

Le@P’s first healthcare information technology investment was completed in March 2000, with the purchase of a 21% interest in Healthology, a privately held health-media company. Le@P purchased approximately 3,200,000 shares of the Series A Convertible Voting Preferred Stock (“Healthology Preferred Stock”) of Healthology (the “Healthology Transaction”) for $3,200,000 in cash, (plus approximately $300,000 of related costs) then representing an approximate 21% interest in the issued shares of Healthology. Subsequently to the purchase of the interest in Healthology, the Company transferred 160,573 shares of Healthology Preferred Stock to third parties in satisfaction of certain obligations of the Company.

As a result of a third party’s investment in Healthology during August 2000, the Company’s equity interest was reduced to approximately 15% of the issued and outstanding shares of Healthology. On February 5, 2001, Le@P purchased 800,000 shares of Healthology common stock for $1,000,000 pursuant to a put option which had been granted to Healthology, increasing Le@P’s interest to approximately 18%.

In 2002, the Company wrote off its investment Healthology (whose 2001 audited financial statements were subject to a “going concern” qualification) due to the latter’s heavy continuing operating losses and its inability to successfully raise additional equity or debt financing or effect a merger or joint venture arrangement to obtain additional sources of funds.

Throughout 2003 and 2004, the Company continued to monitor its investment in Healthology, which finally attained profitability in 2003. In the latter half of 2004, the Company participated in negotiations for a possible sale of Healthology to iVillage, which came to a successful conclusion in January 2005. On January 10, 2005, the Company completed the disposition of its entire investment in Healthology pursuant to: (i) a Stock Exchange and Merger Agreement dated as of January 7, 2005 among Healthology, iVillage, Virtue Acquisition Corporation and certain stockholders of Healthology, including the Company (the “Merger Agreement”) and (ii) a Stock Purchase Agreement, dated as of the same date (the “Stock Purchase Agreement”), between the Company and Steven Haimowitz (“Haimowitz”), the Chief Executive Officer and a principal stockholder of Healthology. The Merger Agreement and the Stock Purchase Agreement provided for the acquisition by iVillage of all the outstanding capital stock of Healthology. Pursuant to the Merger Agreement, the 3,050,880 shares of Healthology Preferred Stock held by the Company were converted into $3,050,880 in cash. Pursuant to the Stock Purchase Agreement, the Company sold its 800,000 shares of Healthology common stock to Haimowitz, who, pursuant to the Merger Agreement, exchanged a portion of such Healthology common stock for 17,347 shares of iVillage restricted common stock and received $347,413 in cash for the remainder of such common stock. Haimowitz, as consideration for the sale of Healthology common stock pursuant to the Stock Purchase Agreement, paid the $347,413 in cash and transferred the 17,347 shares of iVillage restricted common stock (which were assigned an aggregate value of $99,745 in the transaction) to the Company.

6.1.4 Investment Company Act Considerations

The exclusion on which the Company is currently relying to avoid registration under the ‘40 Act provides that no more than 45% of the value of the Company’s total assets (exclusive of government securities and cash items) may consist of, and no more than 45% of its net income after taxes may be derived from, investments in securities (other than, among other things, government securities or securities of wholly-owned and majority-owned subsidiaries and certain companies controlled primarily by the Company). Since registration and regulation as an investment company are inconsistent with the Company’s business objectives and plans, they would have a materially adverse effect on the Company.

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 6

The Company measures its relative asset holdings as of the end of each fiscal quarter to determine that it is not subject to registration and regulation under the ‘40 Act. The Company believes that based on its current asset mix and the terms and relative values of its investments, it is not an investment company.

If in the future the relative values of the Company’s investment securities to total assets otherwise adversely change, and the Company does not qualify for some other exclusion or exemption from investment company status, the Company may be required to take further significant business actions that are contrary to its business objectives and plans in order to avoid registration and regulation as an investment company. For example, as was the case with the acquisition of the Real Property, the Company might be compelled to acquire additional assets that it might not otherwise have acquired, be forced to forego opportunities to acquire interests in companies that it might otherwise wished to have acquired or be forced to sell or refrain from selling such interests or assets. In the alternative or in addition, the Company might find it necessary to sell investment securities for which there may be little or no market at prices and on terms that the Company would not otherwise have considered to be satisfactory.

6.1.5 History of Le@P Technology, Inc.

The Company was organized in March 1997 under the laws of the State of Delaware under the name “Seal Holdings Corporation”. In June 1997, a reincorporation merger was effected pursuant to which Seal Fleet, Inc., a Nevada corporation and the predecessor to the Company (“Seal Fleet”), was merged into the Company. Seal Fleet was originally incorporated in November 1969 under the name “First National Corporation”. On April 2, 1999 the name of the Company was changed to “OH, Inc.” and on July 5, 2000 it was further changed to “Le@p Technology, Inc.” When used in this report, the terms “Le@P” and the “Company” refer to Le@p Technology, Inc. and its predecessor described above and their respective subsidiaries.

6.1.6 Employees

Le@P currently has one part-time employee.

6.2 Description of Property

On October 1, 1999, Le@P entered into a lease with an affiliate of its majority stockholder, M. Lee Pearce, MD (together with his affiliates, the “Majority Stockholder”) for 2,060 square feet of space for its corporate offices in Fort Lauderdale, Florida. The lease expired December 31, 2004, and the Company is currently leasing the space on a month-to-month basis.

6.2.1 Investment in Real Property

Effective September 28, 2001, the Majority Stockholder sold land and buildings (the “Real Property”) in Broward County, Florida to the Company in exchange for notes payable. The purchase price for the Real Property was determined by an independent third-party appraisal. The notes payable consist of a short-term promissory note in the amount of $37,500 due and paid in November 2001 and a long-term note and mortgage (the “Long-Term Note”) in the principal amount of $562,500 due on September 28, 2006, and bearing interest at the rate of 7% per annum due and payable first on September 28, 2004 and monthly thereafter. On October 12, 2004, the Company paid accrued interest on the Long-Term Note of $118,125 and continues to pay the regular monthly interest payments.

The Real Property is zoned light industrial and consisted of approximately one and one-third acres and three buildings that collectively consist of approximately 8,200 square feet. The buildings were demolished in August 2003, and in connection therewith the Company recognized an impairment loss equal to the book value of the buildings in the amount of $75,000 in the three month period ended June 30, 2003. On October

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 7

21, 2004, the Company entered into a two- month lease to rent the property to an unrelated party. The Company recognized $4,000 in rental income under this lease that is reflected as other income in the accompanying 2004 Consolidated Financial Statements. The Company has no plans to sell or develop the Real Property. On June 15, 2005, the Company entered into a two-year lease to rent the property to an unrelated party. The Company recognized approximately $17,000 in rental income under the lease for the year ended 1005 that is reflected as other income in the 2005 Consolidated Financial Statements.

6.3 Market for Common Equity and Related Stockholder Matters, and Small Business Issuer Purchases of Equity Securities

The Company’s Class A Common Stock is traded on the OTC Bulletin Board (“OTCBB”), under the symbol LPTC. The following table sets forth the range of high and low bid prices per share of the Company’s Class A Common Stock for each of the quarters during the years ended December 31, 2003 and 2004, as reported on the OTCBB system. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

PRICE PERIOD	HIGH	LOW

2004
First Quarter	$.03	$.01
Second Quarter	.17	.03
Third Quarter	.15	.05
Fourth Quarter	.08	.03

2005
First Quarter	.12	.08
Second Quarter	.13	.07
Third Quarter	.12	.09
Fourth Quarter	.104	.08

There is no public market for the Class B Common Stock or the Series B Preferred Stock, all of which are issued to entities beneficially owned by the Majority Stockholder.

Holders

The number of stockholders of record as of February 17, 2006, was 898 for the Class A Common Stock.

6.3.1 Dividends

The Company has not paid and has no plans to declare or pay dividends, in cash or otherwise, in the foreseeable future. Any changes in those plans in the future will depend on earnings, if any, of the Company, its financial requirements and other factors. Further, payment of dividends on the Company’s Class A Common Stock will only be made after payment of current and accumulated dividends on the Company’s Series B Preferred Stock. At December 31, 2005, dividends of $1,368,500 were accumulated and not paid on the Series B Preferred Stock.

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 8

6.3.2 Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders	952,500	$1.41	4,374,500

Equity compensation plans not approved by security holders	500,000	$1.41	—

TOTAL	1,452,500	$1.41	4,374,500

Equity compensation plans not approved by security holders consist of an aggregate of 500,000 shares. Three non-employee former directors of the Company received 300,000 options. The options were fully vested on the date of grant and expire five years after the date of their issuance. One former employee received 200,000 options. These options were fully vested on their date of grant and expire ten years after the date of their issuance.

6.4 Management’s Plan of Operation

6.4.1 Business Strategy

On January 10, 2005, the Company disposed of its investment in Healthology, resulting in the receipt by the Company of more than $3,300,000 in cash plus 17,347 shares of restricted common stock of iVillage Inc. In light of this increase in funds available for investment, on March 16, 2005 the Board of Directors of the Company determined to actively seek opportunities for the Company to make new investments or acquisitions (whether in health care, life sciences or other industries), but only in the form of controlling interests in the companies invested in or acquired or other types of investments which would not cause the Company to be required to register as an investment company pursuant to the ’40 Act.

The Company may also make other acquisitions or investments outside of its normal business plan in order to achieve other objectives, including investments necessary to maintain its exclusion from regulation as an investment company under the ‘40 Act.

At the present time, the Company intends to maintain its status as a reporting company under the Securities Exchange Act of 1934, as amended, and consequently, intends to make all requisite filings, including its Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB.

6.4.2 Company Liquidity and Cash Requirements

Since the fourth quarter of 1999, the Company has funded its operations and its investments in its Partner Companies through proceeds from its Majority Stockholder pursuant to the Funding Commitment of up to $10,000,000 and certain other working capital loans. Through December 31, 2005, the Company had received $8,475,000 of the Funding Commitment which has been converted into 1,614,284 shares of the Company’s Class A Common Stock. On January 10, 2005, the Company received cash proceeds in excess of $3.3 million from the disposition of its investment in Healthology.

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 9

The Company anticipates that the balance of $1.525 million remaining under the Funding Commitment and the $3.3 million in proceeds from the Healthology disposition will be sufficient to cover operating expenses through 2006. The Company may seek to raise additional capital in order to make additional investments or acquisitions beyond those that can be funded from the foregoing resources or to engage in any other business activity.

Through December 31, 2005, the Company received working capital loans totaling $2,814,487 from the Majority Stockholder. These loans are evidenced by unsecured notes, bearing interest at the prime rate and interest and principal are due and payable in one sum on March 15, 2006. In September 2001 the Company purchased Real Property in Broward County, Florida in exchange for notes payable. The outstanding note bears interest at the rate of 7% per annum which is paid monthly. The principal amount of $562,500 is due on September 28, 2006.

Because the Company does not have any active business operations to generate cash flow funding for operations once the Funding Commitment and funds received from the disposition of Healthology are exhausted and/or the working capital loans mature, the Company will need to raise additional cash. There can be no assurance that the Company will be successful in such efforts. Any financing activities by the Company could result in substantial dilution of existing equity positions and increased interest expense. Transaction costs to the Company in connection with any such activities may also be significant.

6.4.3 Changes in Financial Condition and Results of Operations

The discussion below relates to material changes in financial condition during the year ended December 31, 2005 compared with December 31, 2004 and to material changes in results of operations when comparing the years ended December 31, 2005 to December 31, 2004. All amounts in the discussion below are approximate.

6.4.3.1 Financial Condition at December 31, 2005 Compared to December 31, 2004

Total assets increased to $3.8 million as of December 31, 2005 compared to $591,003 as of December 31, 2004. The increase in total assets is primarily a result of the approximately $3.3 million in cash proceeds and approximately $140,000 in restricted iVillage, Inc. common stock that the Company received from the Healthology sale.

Total liabilities increased to $3.7 million as of December 31, 2005 compared to $3.5 million as of December 31, 2004. This increase in liabilities is primarily a result of accrued interest of approximately $187,000.

6.4.3.2 Results of Operations for the Year Ended December 31, 2005 (“Fiscal 2005”) Compared to the Year Ended December 31, 2004 (“Fiscal 2004”)

Operating expenses for fiscal 2005 were $345,757 compared to $320,180 for fiscal 2004, an increase of approximately $26,000 from the year ended December 31, 2004. Professional fees increased by approximately $46,000 during fiscal 2004 due to the increased professional fees associated with the Healthology transaction. General and administrative expenses decreased by approximately $42,000 during fiscal 2005 primarily due to a decrease in the directors and officers’ insurance premium of approximately $9,000, a decrease in office rent of approximately $11,000, a decrease in travel expenses of approximately $8,300, and a decrease in doc stamp taxes on loans of approximately $7,000. As a result of the foregoing, the Company’s operating loss for fiscal 2005 was $345,757 compared to an operating loss of $320,180 for fiscal 2004.

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 10

The Company’s net income for fiscal 2005 was $2.98 million compared to a net loss of $470,729 in fiscal 2004. The Company’s net income was primarily a result of the $3.46 million gain on the sale of the Healthology stock and interest and other income of approximately $97,000 which was received from interest of approximately $73,000 earned on the Healthology proceeds and rental income of approximately $17,000 on the Parkson property.

Accounting for the Impairment or Disposal of Long-Lived Assets

In October 2001, the Financial Accounting Standards Board (“FASB”) issued Statement No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” FASB Statement No. 144 addresses significant issues relating to the implementation of FASB Statement No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and develops a single accounting model, based on the framework established in FASB Statement No. 121 for long-lived assets to be disposed of by sale, whether such assets are or are not deemed to be a business. FASB Statement No. 144 also modifies the accounting and disclosure rules for discontinued operations. The standard was adopted on January 1, 2002, and as a result, the Company recognized an impairment loss equal to the book value of the buildings located on certain land in Broward County, Florida in the three-month period ending June 30, 2003. The impairment loss is included in the accompanying Consolidated Financial Statements.

Off-Balance Sheet Arrangements

As of December 31, 2005, the Company did not have any material off-balance sheet arrangements that have or are reasonably likely to have a material effect on the current or future financial condition, results of operations, liquidity, or capital resources.

Risk Factors

Based on the nature of the Company’s operations, these factors, risks and uncertainties relate not only to the Company, but also to Partner Companies.

1.	The ability to raise capital,

2.	The ability to execute business strategy in a very competitive environment,

3.	The degree of financial leverage,

4.	The ability to control future operating and other expenses,

5.	Risks associated with the capital markets and investment climate,

6.	Risks associated with acquisitions and the integration thereof,

7.	Risks associated with the Company being considered an investment company under the Investment Company Act of 1940,

8.	Contingent liabilities, and

9.	Other risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission.

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INDEPENDENT VALUATION OPINION	PAGE 11

6.5 Financial Statements and Supplementary Data

Le@P Technology, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31,
	2005	2004

Assets
Current assets:
Cash	$3,133,203	$23,088
Due from related party	21,191	3,250
Prepaid expenses and other current assets	9,167	31,917

Total current assets	3,163,561	58,255

Property and equipment, net	516,798	532,048
iVillage, Inc. investment, available for sale	139,123	—
Other assets	700	700

Total assets	$3,820,182	$591,003

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$16,798	$13,205
Accrued professional fees	62,355	50,000
Accrued compensation and related liabilities	3,650	2,810
Short-term notes payable to related party	3,376,987	—
Short-term accrued interest payable to related party	284,894	324

Total current liabilities	3,744,684	66,339

Long-term notes payable to related party	—	3,376,987

Long-term accrued interest payable to related party	—	97,951

Total liabilities	3,744,684	3,541,277

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, par value $0.001 per share. Authorized 25,000,000 shares. Issued and outstanding 2,170 shares at December 31, 2005 and 2004	2,170,000	2,170,000
Class A common stock, par value $0.20 per share. Authorized 99,975,000 shares. Issued 33,766,053 shares at December 31, 2005 and 2004	6,753,211	6,753,211
Class B common stock, par value $0.20 per share. Authorized, issued and outstanding 25,000 shares at December 31, 2005 and 2004	5,000	5,000
Additional paid-in capital	26,401,913	26,401,913
Accumulated deficit	(35,244,543)	(38,230,938)
Accumulated other comprehensive income	39,377	—
Treasury stock, at cost, 84,850 shares at December 31, 2005 and 2004	(49,460)	(49,460)

Total stockholders’ equity (deficit)	75,498	(2,950,274)

Total liabilities and stockholders’ equity (deficit)	$3,820,182	$591,003

LEAP TECHNOLOGY, INC.
INDEPENDENT VALUATION OPINION	PAGE 12

Le@P Technology, Inc. and Subsidiaries

Consolidated Statements of Operations

	Year ended December 31,
	2005	2004

Revenue	$—	$—

Expenses:
Salaries and benefits	59,044	37,656
Professional fees	130,955	85,235
General and administrative	155,758	197,289

Total expenses	345,757	320,180

Operating loss	(345,757)	(320,180)

Interest and other income	96,713	4,104
Interest expense	(226,102)	(154,653)
Gain on sale of Healthology, Inc.	3,461,541	—

Net income (loss)	$2,986,395	$(470,729)

Net income (loss) attributable to common stockholders	$2,769,395	$(687,729)

Basic net income (loss) per share:
Net income (loss) per share:	$0.09	$(0.01)

Net income (loss) attributable to common stockholders	$0.08	$(0.02)

Diluted net income (loss) per share:
Net income (loss) per share	$0.09	$(0.01)

Net income (loss) attributable to common stockholders	$0.08	$(0.02)

Basic weighted average shares outstanding	33,706,203	33,706,203

Diluted weighted average shares outstanding	35,158,703	33,706,203

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INDEPENDENT VALUATION OPINION	PAGE 13

6.6 Funding Commitment

Dr. Pearce has agreed to convert his $3.14 million in outstanding debt into shares of the Company’s Class A Common Stock at a price of $0.10/share and the termination of his prior funding commitment agreement.

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INDEPENDENT VALUATION OPINION	PAGE 14

7.0 VALUATION APPROACH

In order to determine the fairness of the issuance of 31,400,000 restricted voting common shares of LTI, representing a majority interest in LTI, to be issued upon the conversion of $3.14 million in debt owed to Dr. Pearce, we determined it was appropriate to determine the Fair Value of LTI at the Valuation Date and compare this result to $0.10/share. This section outlines the concept of Fair Value and identifies the criteria and approach which has been applied in providing an independent Valuation Fairness Opinion of the Fair Value of the 31,400,000 restricted voting common shares to be issued at the Valuation Date.

7.1 Appraisal Definitions

Fair Value

Fair Value is defined in SFAS 123R as:

The amount at which an asset (or liability) could be bought (or incurred) or sold (or settles) in a current transaction between willing parties, that is, other than in a forced liquidation or sale.

7.2 Valuation Principles

The fair market value of a going concern business is generally a function of the income and capital recovery returns that are expected in light of the risks associated with the realization of these future returns and the prospects for growth in the expected returns. In most going-concern situations the worth of a business is expressed as a capital sum through the application of a capitalization factor or multiple to an estimate of current or expected future earnings or cash flows, or through application of a discount rate to expected future cash flows.

Asset values will constitute the prime determinant of corporate worth where operations have historically been unprofitable or earnings marginal in relation to invested capital and the company may not be a going concern. In the case of a company which does not possess sufficient earnings potential to warrant treatment as a going-concern, assets are stated at their liquidation values.

There is no single correct method or approach to valuation, and a comprehensive valuation report will usually consider at least one method from each of the three broad valuation approaches - the market approach, the asset approach and the income approach. In some instances, one or more approaches to value may be either inappropriate or not applicable because of the purpose of the appraisal, the type of business or interest being appraised, or the lack of adequate information available to the appraiser.

The various methods often arrive at value estimates based on different levels of control and marketability. Therefore, the value estimates derived from the different methods must be adjusted to a consistent level (i.e., marketable majority, non-marketable majority, marketable minority, or non-marketable minority). Finally, these results are then reconciled to determine a final opinion of value for the entity being appraised.

During the course of this appraisal, we considered various valuation methodologies, and have relied on the chosen methods as being that most likely to be considered by the hypothetical willing buyer and willing seller and hence, “mirror the market.” The chosen valuation method was also considered for its applicability in this particular appraisal. All relevant valuation approaches and methods were considered in performing the valuation of the subject equity interest. The basic approaches to valuing business interests and their consideration in this appraisal are discussed below, as well as which approach(s) to value are relevant to this particular valuation.

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INDEPENDENT VALUATION OPINION	PAGE 15

Economic Outlook

Hampered by rising interest rates and surging energy prices, the economy recorded its slowest growth in three years during the fourth quarter of 2005. Although the economy grew at a slower-than-predicted rate during the final quarter of 2005, economists in the financial press feel strong spending by businesses should bolster the nation’s economy in 2006, but a softening housing market is likely to slow the overall pace of growth in the coming year.

According to Consensus Economics, Inc., publisher of Consensus Forecasts - USA, the real GDP is expected to grow by 3.6 percent in the first quarter of 2006 and by 3.3 percent in the second quarter (percentage change from previous quarter, seasonally adjusted annual rates). For 2006 and 2007, the real GDP growth rate is expected to be 3.4 percent and 3.1 percent respectively (average percentage change on previous calendar year). In the long term, the real GDP is expected to grow by 3.2 percent for 2007-2015 (average percentage change over previous year).

According to the survey, consumer prices will increase 2.8 percent in 2006 and 2.3 percent in 2007. In the long term, Consensus Forecasts - USA also predicts consumer prices will grow by 2.4 percent for 2007-2015 (average percentage change over previous year). Producer prices are expected to increase 3.3 percent in 2006 and 1.5 percent in 2007.

Interest rates on three-month Treasury bills and 10-year Treasury bonds will rise over the next year, according to the forecasters of Consensus Forecasts - USA. According to the survey, three-month Treasury bills will rise from 4.5 percent at the end of April 2006 to 4.7 percent by the end of January 2007. The yield on 10-year Treasury notes is expected to climb to 4.9 percent by the end of April 2006 and to continue to increase to 5.1 percent by the end of January 2007. Both the three-month and the 10-year Treasury rates are expected to experience an upward trend over the next 10 years. According to the survey, the three-month Treasury rate will average 4.5 percent over 2007-2015. The 10-year Treasury bond yield is expected to average 5.4 percent for 2007-2010 and 5.5 percent for 2011-2015.

The forecasters polled by The Livingston Survey in December 2005 posted slightly more optimistic expectations about the level of the S&P 500 index in 2006 and 2007 than they did in June 2005 survey. The Livingston Survey, which reports the median value across the 42 forecasters on the survey’s panel, predicts that the S&P 500 index will rise steadily during the next two years. The December 8, 2005 survey estimates that the index will reach 1300.0 by June 30, 2006. The June 2005 survey estimated the index would only reach 1294.9 by June 30, 2006. The index is projected to rise to 1343.4 by December 29, 2006 and 1419.9 by the end of 2007. The growth rate in after-tax corporate profits is expected to be 5.2 percent in 2006 followed by 2.7 percent in 2007.

The semiannual White House economic forecast (December 1, 2005) predicted strong economic growth, healthy job creation, and contained inflation. The administration’s new forecast calls for the economy to grow 3.4 percent in 2006, down from 3.5 percent in 2005 and consistent with the forecast issued in June 2005. The forecast, which predicted moderate inflation for the next six years, called for CPI inflation to remain at 2.4 percent during 2006 and beyond. The White House also predicted that the nation would add about 176,000 jobs a month in 2006 and that the unemployment rate would approximate 5.0 percent. The same source forecasts that the Federal Reserve will raise interest rates in 2006, but they will remain fairly steady during the next five years. Specifically, it forecasts that rates on three-month Treasury bills will jump from 3.2 percent in 2005 to 4.2 percent in 2006 and 2007, but will then remain at 4.3 percent from 2008 through 2011. In the fourth quarter, the FOMC raised the federal funds rate from 3.75 to 4.0 percent in November and to 4.25 percent in December. The Committee noted that “Elevated energy prices and hurricane-related disruptions in economic activity have temporarily depressed output and employment. However, monetary

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INDEPENDENT VALUATION OPINION	PAGE 16

policy accommodation, coupled with robust underlying growth in productivity, is providing ongoing support to economic activity that will likely be augmented by planned rebuilding in the hurricane-affected areas.” Respecting plans for future interest rate actions, the policymakers estimated that further policy structuring is probably going to be needed to keep sustainable growth and price stability in balance. 1

Approaches Considered

It is widely recognized that there is no one correct method of valuation, and that any valuation depends upon an analysis of the relevant facts, common sense, and the informed judgment of the appraiser. A full and complete appraisal requires the analyst to implement all relevant valuation methods that are appropriate to the particular valuation assignment. For this valuation, the appraiser has considered at least one method under each approach.

Market Approach

The market approach suggests that the value of the entity can be determined by examining the “market” that has been established by historical experience. This approach is a general way of determining a value indication for a business interest by using one or more methods that compare the subject to similar businesses, or partial interests in similar businesses, that have been sold. Examples of market approach methods include the guideline company method and the analysis of prior transactions in the ownership of the subject business. The business used for comparison must serve as a reasonable basis for such comparison. In searching for guideline companies, factors to be considered in judging whether a reasonable basis for comparison exists include:

•	A sufficient similarity of qualitative and quantitative investment characteristics.

•	The amount and verifiability of data known about the similar investment.

•	Whether or not the price of the similar investment was obtained in an arm’s length transaction or was instead purchased in a forced or distressed sale.

Should comparable market transaction data be located that is deemed to be reasonably similar, comparisons are normally made through the use of valuation ratios. The computation and use of these ratios should provide meaningful insight and guidance about the subject, considering all relevant factors. Therefore, care should be exercised with respect to issues such as:

•	The selection of the underlying data used to compute the valuation ratios.

•	The selection of the time periods and/or the averaging methods used for the underlying data.

•	The computation of the valuation ratios.

•	The timing of the price data used in the valuation ratios.

•	How the valuation ratios were selected and applied to the subject entity’s underlying data.

Finally, comparisons should be made by using comparable definitions of the components of the valuation ratios, such as earnings and cash flow.

[1]

“Part of the contents of the economic outlook section of this valuation report are quoted from the Economic Outlook Update™ 4Q 2005 published by Business Valuation Resources, LLC, © 2006, reprinted with permission. The editors and Business Valuation Resources, LLC, while considering the contents to be accurate as of the date of publication of the Update, take no responsibility for the information contained therein. Relation of this information to this valuation engagement is the sole responsibility of the author. of this valuation report.” See Appendix II for the full Economic Outlook Update 4Q 2005.

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Asset Approach

The asset approach, sometimes referred to as the cost approach, is conceptually the least complex of all approaches to consider and use as an appraisal guideline. The asset-based approach is a general way of determining a value indication of a business interest using one or more methods based directly on the value of the assets owned by the business less the business’s liabilities. In theory, a buyer would not pay more than it would cost to create an entity of equivalent economic utility. Therefore, the concept is to adjust all assets and liabilities, whether or not recorded on the entity’s balance sheet, to market value. Generally, the entity is presumed to be a going concern and the adjustments will reflect that premise. The asset approach typically does not take into consideration the “intangible” value of the enterprise, unless these assets are specifically identified and valued. The asset-based approach should be considered in valuations conducted at the total entity level or involving a business appraised on a basis other than a going concern. Valuations of particular ownership interests in an entity may or may not require the use of the asset-based approach.

Income Approach

The income approach develops a value that arises from the presumed ability of the entity to produce a profit or return on investment (“ROI”) for its owner. This approach is a general way of determining a value indication of a business by using one or more methods through which anticipated benefits are converted into value as of the valuation date. Anticipated benefits are expressed in monetary terms and may be reasonably represented by such items as dividends or various forms of earnings cash flow.

Both capitalization of benefits method and discounted future benefits methods are acceptable. In capitalization of benefits methods, a representative benefit level is divided or multiplied by an appropriate capitalization factor to convert the benefit of value. In discounted future benefits methods, benefits are estimated for each of several future periods. These benefits are converted to value by applying an appropriate discount rate and using present value procedures.

Anticipated benefits are converted to value by using procedures that consider the expected growth and timing of benefits, the risk profile of the benefits stream, and the time value of money.

The conversion of anticipated benefits to value normally requires the determination of a capitalization factor or discount rate. In that determination, the appraiser should consider such factors as the level of interest rates, the rates of return expected by investors on alternative investments, and the specific risk characteristics of the anticipated benefits. Therefore, the two basic components of the income approach are the measure of income and the required rate of return.

In capitalization of benefits methods, expected growth is incorporated in the capitalization factor. In discounted future benefits methods, expected growth is considered in estimated in the future stream of benefits.

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MARKET APPROACH

7.3 Market Approach

7.3.1 Publicly Traded Guideline Companies

One method within the market approach is to search for transaction data for similar and relevant “guideline” corporations. The appraiser must locate publicly traded companies that are similar in nature and operations to the company being valued. When guideline companies can be identified and are deemed to be applicable, the appraiser may form comparisons between the performance of the group of guideline companies and the subject business. These comparisons are known as indicators of value or price multiples and may include Price/Earnings, Price/Cash Flow, Price/Sales and Tangible Book Value Multiple. Since LTI sold its only operating business unit in January 2005, there are no guideline companies to compare it to. Non-operating entities will not have operating earnings, cash flow, or sales to apply multiples to and therefore this approach cannot be applied to LTI.

7.3.2 Prior Transaction Analysis

The market approach suggests that the value of the entity can be determined by examining the “market” that has been established by historical experience. One method, usually applicable to larger, publicly held corporations, is to refer to the value set by the most recent trading of the stock by private and public investors who have made their own determination as to value. In the instance of LTI the following is relevant information:

•	In early 2006 an arm’s length investor, Dr. Fields, purchased 100,000 common shares of the Company for $0.10/share.

•

The following tables show the stock trading pattern of LTI since it has become a non-operating entity and over the last three years. For the two years prior to the sale of the operating business of LTI, the Company’s public stock publicly traded to a high of $0.12/share and very light volume, and a low of $0.02/share. Since the sale of Healthology in January 2005, LTI’s public stock has traded in a range of $0.07/share to a spike of $0.12/share on very light volume. Other than a few peaks, the stock traded below $0.10/share for the last three years as displayed on the following page.

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7.3.3 Mergers and Acquisitions Guideline Company Data

This market approach obtains and analyzes information from mergers and acquisitions of entire guideline companies, both public and privately held. The sales and pricing information is then applied to the subject company to determine its value. We performed a search of the Public Stats transaction databases, since other databases such as Pratt’s Stats and BizComps do not include transactions for non-public entities. Public Stats did not have any transactions included for non-operating entities. However, we were able to analyze transactions in the public markets with “Shell” companies and determined the value of a quoted over the counter bulletin board (“OTCBB”) shell to be equal to approximately $1.0 million plus the value of their net tangible assets (selected information included in Appendix IV).

LTI had approximately $475,000 net tangible assets at the Valuation Date (prior to Dr. Pearce’s conversion) and that would put the value of LTI at approximately $1.475 million or approximately $0.044/share. See Appendix II for details of public market shell transactions.

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ASSET APPROACH

7.4 Asset Approach

7.4.1 Net Tangible Book Value

The net tangible book value of a business is the value of that entity’s assets less the value of its liabilities and intangibles. To calculate the net tangible book value of LTI, we referred to the internally prepared financial statements for February 28, 2006.

At the Valuation Date LTI had a negative net book value of approximately $15,000, however, LTI management estimates the Fair Market Value of the Parkson undeveloped land is approximately $1.0 million or $490,000 over the carrying value of this asset.

The net book value does not reflect the market position specific to LTI at the Valuation Date since LTI is not an asset intensive business and is a going concern. As such, this is not a good indicator of fair market value and the Net Tangible Book Value Approach will not be used to determine the value of LTI.

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INCOME APPROACH

7.5 The Income Approach

Capitalized Returns

Under the capitalized benefits method the normalized earnings or net cash flow for a single period are capitalized by applying a formulated capitalization rate, calculated from an appropriate discount rate, to arrive at the value of the business.

In valuation theory a discount rate represents the total expected rate of return, stated as a percentage, that a buyer or investor would demand on the purchase of an asset given the level of inherent risk in the asset. The discount rate is not utilized as a divisor or multiplier; instead, it is used to determine present value factors that discount a future benefit stream to a present value.

The capitalized returns appraisal method determines the value of a company based on the availability of a stabilized stream of benefits to equity holders, or dividend paying capacity and therefore results in a going concern value. The value is obtained by measuring an anticipated income or cash flow level and then determining its worth by using a rate of return which reflects the annual return an equity investor should require for an investment in a business of the risk level of LTI. This required return, or discount rate, is adjusted for the expected long-term growth of the benefit stream.

7.5.1 Selection of Appropriate Capitalization and Discount Rates

The cost of capital is the total rate of return that a buyer or investor would demand from an ownership interest in a company. This rate is either applied to the company’s expected future earnings (discount rate) or is applied to the current or representative earnings of the company (capitalization rate). The capitalization rate is derived from the discount rate by subtracting a company’s expected long-term average annual compound growth rate from its discount rate. It is used directly in the value computation as a divisor, and it is applied to a single year benefit stream. This single year benefit stream represents what the company can be expected to generate in the future, based on historical normalized cash flows. Determining a required rate of return on a closely held business is perhaps the single most difficult step in the appraisal process.

The discount rate represents the rate that would be required by an investor considering the inherent risks of a particular company, as well as the rate of return available for investments with similar risks in the marketplace. In other words, the discount rate is the required rate of return an investor would consider necessary to invest in an asset with the amount of risk comparable to that associated with the company being valued.

Consistent with the risk/reward relationship in almost any investment, the greater the investment risk, the greater the required reward will be. The discount rate uses the risk/reward relationship to convert sums of cash to be received in the future into a present value.

In many cases, appraisers use a build-up approach to arrive at an appropriate discount rate. The build-up approach is based on the principle that each investment has various levels or types of risk characteristic of other investments in the financial markets. These components are added together to arrive at a “built-up” discount rate, which is then used to compute the cost of the capital.

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Components of the Cost of Capital

Risk Free Rate: The risk free rate of return an investor could obtain from a low risk guaranteed investment. Such a return is assumed to be approximately equal to the yield to maturity of long-term Treasury bonds even though this investment is not completely risk free. The rate of return on long-term U.S. Government bonds is considered a good proxy for the risk-free rate of return. At December 31, 2005, the most practicable date prior to the Valuation Date, the rate of return on a twenty year U.S. Government Treasury Bond was 4.61%.

Long-Horizon Equity Risk Premium: The equity risk premium is the extra return earned by an average equity investor in excess of the return on long-term Treasury securities and was 7.2% through 2004. The source of this information is the Ibbotson Associates Stocks, Bonds, Bills, and Inflation Yearbook for 2004 (the 2005 Yearbook). The sum of the risk-free rate and the equity risk premium results in the average market return for publicly traded stocks.

Expected Micro-Capitalization Equity Size Premium: Historically, more risk has been associated with the typical small company than with a large, publicly traded company; therefore, investors in a typical small business will demand a higher rate of return. The Ibbotson Yearbook indicates that the difference between the total returns on large stocks and small stocks was 9.9% through 2004. The average small company in this study was listed on the New York Stock Exchange and has a market capitalization of less than $98 million.

Specific Company Risk Premium: Other risk factors that must be analyzed include the Company’s industry, the Company’s financial risk, the diversification of the Company’s operations, depth and quality of management and other operational characteristics of the Company as denoted below.

Risk Factors

Profitability and Working Capital

Since LTI is a non-operating entity and has Dr. Pearce to fund its growth, we have assigned 3% to account for this risk factor, recognizing Dr. Pearce could decide to stop funding.

Competition

LTI is not operating, and therefore faces no competition. We have assigned no increase to account for this risk factor.

Determination of Weighted Average Cost of Capital (“WACC”)

The calculation of the WACC resulted in an estimated discount rate of 17.61% (refer to Appendix IV and the following page).

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Cost of Equity Calculation

Risk Free rate as of December 31, 2005 (rounded)	4.6%
Plus equity risk premium	7.2%
Plus small stock risk premium	9.9%
Plus company specific risk premium	3.0%

Equals discount rate (cost of capital) (rounded)	24.7%

Weighted Average Cost of Capital Calculation (“WACC”)

Cost of Equity per above analysis	24.7%
Cost of Debt - Average of Moody’s Aaa and Baa	5.58%
Percentage of Equity - Average of Guideline Companies	66.7%
Percentage of Debt - Average of Guideline Companies	33.3%
Assumed Corporate Tax Rate	38.5%

WACC = (66.7% x 24.7%) + (33.3% x 5.58%) x (1-38.5%) =	17.61%

7.5.2 Capitalized Returns (Single-Period Model)

Under the capitalized benefits method the normalized earnings or net cash flow for a single period are capitalized by applying a formulated capitalization rate, calculated from an appropriate discount rate, to arrive at the value of the business.

In valuation theory a discount rate represents the total expected rate of return, stated as a percentage, that a buyer or investor would demand on the purchase of an asset given the level of inherent risk in the asset. The discount rate is not utilized as a divisor or multiplier; instead, it is used to determine present value factors that discount a future benefit stream to a present value.

The capitalized returns appraisal method determines the value of a company based on the availability of a stabilized stream of benefits to equity holders, or dividend paying capacity and therefore results in a going concern value. The value is obtained by measuring an anticipated income or cash flow level and then determining its worth by using a rate of return which reflects the annual return an equity investor should require for an investment in a business of the risk level of LTI. This required return, or discount rate, is adjusted for the expected long-term growth of the benefit stream.

The income that is to be capitalized is supposed to be normal and recurring. LTI has no consistent history of profitability and therefore this approach cannot be applied.

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7.5.3 Discounted Cash Flow Analysis

The discounted cash flow approach is favored by those involved in the commitment of capital to fixed assets where reasonably reliable cash flow forecasts can be made. However, future business cash flows are often difficult to project accurately. Discounted cash flows are normally applied where future cash flows can be reasonably and consistently forecasted. Historically, the discounted cash flow approach to value has been used extensively on capital budgeting decisions. The discounted cash flow approach is simply the present value of future cash flows. Our value conclusion is based upon management’s forecasts. Taking into consideration the factors set out above and the returns realized for various investments as discussed above, we selected discount rates as previously described as reflective of investor expectations for an investment into LTI at the Valuation Date (refer to Appendix IV for Supporting Schedules).

When computing net present value it is appropriate to capitalize the final year of the forecast to reflect the future cash flows to be realized, but since LTI is forecasting a loss in the last year of the forecast, no terminal value exists..

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INDEPENDENT VALUATION OPINION	PAGE 25

LEAP
Discounted Cashflow Analysis
(000’s)

Fiscal Year Ended	EBITDA	Less: Depr. (2) & Non-Cash	EBIT	Less: (1) Taxes	Add: Application Of Loss Carry.	EBI	Add: Depr. (2) & Non-Cash	Less: Capital Expend.	Less: Working Cap. Needs	Net Post Tax Cash Flow	Present (3) Value 17.61%	Total Present Value

2006 (E)	(748,702)	8,445	$(757,147)	(291,502)	$—	$(465,645)	$8,445	$10,000	$—	$(467,200)	0.8998	$(420,387)
2007 (E)	(947,874)	—	(947,874)	(364,931)	$—	(582,943)	—	10,000	$—	(592,943)	0.7286	(432,018)
2008 (E)	(948,369)	—	(948,369)	(365,122)	$—	(583,247)	—	10,000	$—	(593,247)	0.5900	(350,016)

Terminal Value of future cash flows:									—		—	—
												—

Total Value of Future Cash Flows												$(1,202,421)

(1)	Taxes at 38.5%

(2)	Includes depreciation

(3)	Utilizes mid-year discount rate

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8.0 DETERMINATION OF VALUE

In determining the combined value of LTI, we analyzed the results of the various approaches to value. Below are the results from our analyses:

	Value/Share	Weighting	Total/Share

I. MARKET

Publicly Traded Guideline Companies:

Price/Earnings	N/A

Price/Sales	N/A

Price/Cash Flow	N/A

Net Book Value	N/A

Arm’s Length Transactions	$0.10	33.3%	$0.033

Publicly Traded Stock	$0.07 - $0.12	33.3%	0.033

Public Shells	$0.04	33.4%	0.015

II. ASSET	N/A

III. INCOME

Capitalized Returns	N/A

Discounted Cash Flow	N/A

Value Conclusion per Share		100.0%	$0.081

Each Market approach was given approximately 33.3% weight each since in our Opinion, we believe an arm’s length purchaser would consider each of these approaches to value equally.

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INDEPENDENT VALUATION OPINION	PAGE 27

9.0 CONCLUSION

Based on the analysis performed above and the various factors and assumptions considered necessary to the development of this conclusion, the value of the shares of LTI at March 15, 2006 is approximately $0.081/share. Since Dr. Pearce has agreed to convert his debt outstanding of approximately $3.14 million to equity in the form of Class A Common Stock of LTI and the termination of his prior Funding Commitment Agreement, and based on our findings of the value of LTI of approximately $0.081/share, which value reflects a total value versus a minority interest, as the block Dr. Pearce is to receive, the Dr. Pearce transaction is Fair to the minority shareholders of LTI in our Opinion.

Very truly yours,
STENTON LEIGH VALUATION GROUP, INC.

/s/ Milton H. Barbarosh

Milton H. Barbarosh, CPA/ABV, CA/CBV, MBA, CBV, ASA, CVC
President

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ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal incorporated the following assumptions and limiting conditions:

1.

This appraisal was made, and this Fairness Opinion Report has been prepared, for the purposes stated in the letter section, “RESTRICTION AND DISCLAIMER.” Neither the Fairness Opinion Report nor the information that it contains should be used for any other purpose, and they are invalid if so used.

2.

This appraisal is based upon information obtained from sources that, with exceptions as noted herein, the appraiser believes to be reliable. However, the appraiser has not had the opportunity to confirm the validity of all information obtained. This includes technical information, competition analysis, market size and penetration which were provided by LTI management.

3.	The appraiser assumes no responsibility for matters of a legal nature affecting this Opinion.

4.	The distribution of total value of the purchase price applies only for the purposes of this appraisal, and should not be used for any other purpose, and are invalid if so used.

5.	Neither this appraisal nor any part of it shall be used in connection with any other appraisal.

6.

The appraiser, by reason of performing this appraisal and preparing this Fairness Opinion Report, is not to be required to give testimony, nor to be in attendance in court or at any governmental hearing, with reference to the matters herein, unless prior arrangements have been made with the appraiser relative to such additional employment.

7.

There were no significant undisclosed liabilities, contingent liabilities, contractual obligations, commitments or litigation pending or threatened except as disclosed in the Company’s financial statements or reflected in our Fairness Opinion Report.

8.	There were no material, unusual or non-recurring expense or revenue items during the five-year period prior to the Valuation Date other than those reflected in this Fairness Opinion Report.

9.	There were no redundant assets which were not necessary for day-to-day operations other than those discussed in this Fairness Opinion Report.

10.	It is appropriate for us to use and rely upon the various information prepared by management as detailed in the scope section of this Fairness Opinion Report.

11.	The financial statements are accurate and can be relied on.

12.	This Valuation has been performed based on a going concern for the Company, therefore assuming it will obtain sufficient capital to continue operations.

The Fair Value for any specific asset changes from time-to-time as a result of possible changes in internal and external conditions affecting the Company’s business and future prospects. It should be appreciated that in accordance with the terms of our engagement, a valuation determination for the LTI stock options relates to a specific point in time, March 15, 2006. For purposes of our Valuation Opinion, our review has not taken into account transactions or events that have taken place subsequent thereto.

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APPRAISER’S CERTIFICATION

I certify that, to the best of my knowledge and belief:

1.

That the statements and Opinions expressed in this Fairness Opinion Report are correct to the best of my knowledge and belief, subject to the assumptions and conditions stated and are my personal, unbiased professional analyses, opinions, and conclusions.

2.	That my engagement to perform this appraisal, and my compensation therefore, are independent of the value conclusion.

3.	That I have no present ownership interest in the Company appraised.

4.

That this appraisal has been performed in accordance with the Code of Ethics of The American Society of Appraisers my analyses, opinions, and conclusions were developed, and this Report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

5.	That it is my Opinion as stated in this Fairness Opinion Report and no one other than in-house staff provided significant professional assistance to the person signing this Fairness Opinion Report.

/s/ Milton H. Barbarosh
Milton H. Barbarosh, CPA/ABV, CA/CBV, MBA, CBV, ASA, CVC

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APPRAISER’S QUALIFICATIONS

Milton H. Barbarosh is a business appraiser and consultant specializing in business valuations and appraisals, business acquisitions and divestitures, and transactions in the public marketplace.

His formal education and business experience is outlined in the attached resume.

He is a member of The Institute of Business Appraisers, a Senior Member of the American Society of Appraisers - Business Valuations, a member of the Canadian Association of Chartered Business Valuators, a Certified Public Accountant, Accredited in Business Valuations, a Canadian Chartered Accountant - Expert in Business Valuations, a member of the National Association of Certified Valuators and a Certified Real Estate Appraiser, as well as other memberships, licenses, diplomas and degrees as more fully described in the attached resume.

MILTON H. BARBAROSH

Professional Experience

1989 to present

Chief Executive Officer
Stenton Leigh Group, Inc.

Full service financial advisory company with merchant banking capability. Activities include advising on mergers, acquisitions, divestitures, public offerings, performing business valuations and fairness opinions, and implementing turnarounds, in addition to making select principal investments. Also, act as Director and Officer to various private and public companies.

1987 to 1989

Chief Executive Officer
JW Charles Group, Inc.

This Company was a holding company which included a 200 person New York Stock Exchange securities brokerage company (JW Charles Securities, Inc.) an investment banking company (JW Charles Capital Corp.), a 200 person real estate brokerage company (JW Charles Realty, Inc.), a mortgage insurance company, a residential development company, combined annual gross transactions of over $1.75 billion.

As CEO, a major restructuring was performed which involved selling core businesses, reducing staff, closing offices and enhancing revenues.

1986 to 1989

President
JW Charles Capital Corp.

Commenced employment to establish a full service Investment Banking group providing acquisition, divestiture, valuation, corporate finance and financial restructuring services, and continued to oversee this area after becoming CEO of JW Charles Group in 1987.

1983 to 1986

Manager: Mergers & Acquisitions - Merchant Banking (Canada)
The Royal Bank of Canada

Commenced employment as Assistant Manager and was promoted to Manager in early 1985 as a result of achievements and the comprehensive nature of duties performed. Instrumental in establishing The Royal Bank’s Canadian M&A Group by applying professional and technical M&A expertise not previously available in this newly formed department.

As Manager, responsible for conducting and directing all aspects of M&A assignment including acquisitions, divestitures, valuations, financing, leveraged buyouts, strategic planning, etc., for assignments in numerous industries with transaction values ranging from millions to billions of dollars, and being both domestic and international in nature.

1980 to 1983

Manager: Mergers and Acquisitions Services
Ernst & Young (formerly Clarkson Gordon)

Commenced employment as Senior Staff Member and was promoted to Manager in June, 1981 in recognition of outstanding performance. This included handling numerous high profile mergers and acquisitions and business valuations assignments.

Part of the founding team of Clarkson Gordon/Woods, Gordon Mergers and Acquisitions Services Group. Responsible for conducting and directing all aspects of business valuation acquisitions, divestitures, financing and Foreign Investment Review Act assignments in various industries, including: oil & gas; manufacturing; securities brokerage; and high technology.

1976 to 1979

Audit Senior Accountant
KPMG Peat Marwick (formerly Thorne Riddell and Co.)

Responsible for the completion of all aspects of audits in a diverse number of industries. Given special assignment to the Bankruptcy & Insolvency Department receiving exposure to a large variety of clients and receivership and insolvency matters.

Educational/Professional Designations

2005	National Association of Real Estate Appraisers Certified Valuation Consultant (CVC)
2004	American Institute of Certified Public Accountants (“AICPA”) Accredited in Business Valuation (ABV)
2003	Certified Public Accountant (CPA) (Illinois and Florida)
2002	Canadian Chartered Accountant - Expert in Business Valuations (CA-CBV)
1995	National Association of Certified Valuators - Member
1989	National Association of Real Estate Appraisers (RPM)
1989	Certified Real Estate Appraiser (CREA)
1989	Florida Real Estate Commission Salesman’s License
1987	The Institute of Business Appraisers, Inc., Member (IBA)
1987	Securities Licenses: (Inactive)
Series 7 - General license
Series 63 - State license
Series 24 - General principal
1987	American Society of Appraisers
Senior Member of American Society of Appraisers
Business Valuations (ASA)
1985	York University, Fellow Canadian Institute of Chartered Bankers (FICB)
1983	University of Toronto, Member Canadian Association of Chartered Business Valuators (CBV)
1980	York University, Masters in Business Administration (MBA)
Major in International Finance, with Distinction
1978	Canadian Chartered Accountant Member in Ontario and Quebec (CA)
1977	McGill University, Graduate Diploma in Public Accounting (DPA)
1976	Concordia University, Bachelor of Commerce (B. Comm.)
Honors in Accountancy, with Distinction Gold Medal in Accountancy
Program completed on full tuition scholarship on accelerated basis.
1974	Vanier College, Diploma in Business (CEGEP), Scholarship Winner

Memberships & Affiliations

National Investment Bankers Association (NIBA)
The National Center for Employee Ownership - Consultant Member
American Bankruptcy Institute - Member
The ESOP Association
Presidential Business Commission - State of Florida (Congressional Committee)
Honorary Chairman - Republican Party Business Advisory Council
International Association of Consultants, Valuers and Analysts (IACVA)
Fleet Bank - Director on Florida Advisory Board
National Association of Certified Valuators
Young Presidents’ Organization
Chairman, International Mergers & Acquisitions Forum, Young Presidents’ Organization
Association for Corporate Growth
International Business Brokers Association
Florida Business Brokers Association
American Society of Appraisers
The Institute of Business Appraisers
Florida Real Estate Association
York University Alumni
Concordia University Alumni
McGill University Alumni
University of Toronto Alumni
Institute of Canadian Bankers
Boca Raton Golf Club & Resort
National Association of Securities Dealers (NASD) - Membership Committee - Former Member
Treasurer and Board Member of Charitable and Religious Institutions

Publications

•	HARRIS-BENTLEY LIMITED, MERGERS AND ACQUISITIONS IN CANADA, founder and former editor

•	THE ACQUISITION DECISION, book published February, 1985 by The National Association of Accountants (United States) and the Society of Management Accountants of Canada (co-authored).

•	Author of numerous other short articles and lecturer.